As filed with the Securities and Exchange Commission on July 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NIKE, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0584541
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Bowerman Drive

Beaverton, Oregon 97005-6453

(503) 671-6453

(Address of principal executive offices, including zip code)

NIKE, INC. STOCK INCENTIVE PLAN

(Full title of the plan)

Mary I. Hunter

Vice President and Corporate Secretary

NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

(503) 671-6453

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Catherine M. Clarkin

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2497

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

NIKE, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register 80,000,000 additional shares of Class B Common Stock authorized for issuance pursuant to the NIKE, Inc. Stock Incentive Plan (the “Plan”). On July 24, 2020, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Plan by 80,000,000 shares of Class B Common Stock. The proposal to increase the number of shares available for issuance under the Plan was approved by the Company’s shareholders on September 17, 2020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference in this registration statement, other than information in a report or document that is “furnished” and not “filed” pursuant to the applicable rules and regulations of the SEC:

•	Annual Report on Form 10-K for the year ended May 31, 2022

•

The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for the portions of the Company’s Current Reports on Form 8-K furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Oregon Business Corporation Act (the “Oregon Act”), the Company’s Restated Articles of Incorporation as amended September 25, 2015 (the “Articles”) and the Company’s Fifth Restated Bylaws as amended June 19, 2020 (the “Bylaws”), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

The Oregon Act authorizes the indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a) the conduct of the individual was in good faith;

(b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful

(d) in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e) in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

Paragraph A of Article VIII of the Articles authorizes, but does not require, the Company to indemnify its officers and directors to the fullest extent not prohibited by law against liability incurred in serving the Company. Article IX of the Bylaws requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law against liability incurred in serving the Company.

The Oregon Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.

Paragraph B of Article VIII of the Articles and Article X of the Bylaws provide that the liability of the Company’s directors to the Company or its shareholders for monetary damages for conduct as a director is limited to the fullest extent not prohibited by law.

In addition to the indemnification and exculpation provided by the Articles and Bylaws, the Company has entered into an indemnity agreement with each of its directors and officers. The indemnity agreements require the Company to provide indemnification, to the fullest extend not prohibited by law, for all liability (including attorney fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the director or officer in connection with any actual or threatened proceeding (including, to the extent not prohibited by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan.

The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against loss (as defined) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

3.1*	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2015).

3.2*	Fifth Restated Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 19, 2020).

5.1+	Opinion of Counsel.

23.1+	Consent of PricewaterhouseCoopers LLP.

23.2+	Consent of Counsel (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page of this registration statement).

99.1*	NIKE, Inc. Stock Incentive Plan, as amended as of June 17, 2020 (incorporated by reference to Exhibit A to the Company’s definitive proxy statement filed on Schedule 14A on July 24, 2020, File No. 001-10635).

107+	Calculation of Filing Fee Table.

+	Filed herewith.
*	Incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, Oregon, on July 21, 2022.

NIKE, INC.

By:	/s/ Mary I. Hunter
Name:	Mary I. Hunter
Title:	Vice President and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mary I. Hunter as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Donahoe II John J. Donahoe II	President and Chief Executive Officer (Principal Executive Officer)	July 21, 2022

/s/ Matthew Friend Matthew Friend	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 21, 2022

/s/ Chris L. Abston Chris L. Abston	Vice President and Corporate Controller (Principal Accounting Officer)	July 21, 2022

/s/ Mark G. Parker Mark G. Parker	Director, Chairman of the Board	July 21, 2022

/s/ Cathleen A. Benko Cathleen A. Benko	Director	July 21, 2022

/s/ Elizabeth J. Comstock Elizabeth J. Comstock	Director	July 21, 2022

/s/ Timothy D. Cook Timothy D. Cook	Director	July 21, 2022

/s/ Thasunda B. Duckett Thasunda B. Duckett	Director	July 21, 2022

Signature	Title	Date

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	July 21, 2022

/s/ Peter B. Henry Peter B. Henry	Director	July 21, 2022

/s/ Travis A. Knight Travis A. Knight	Director	July 21, 2022

/s/ Michelle A. Peluso Michelle A. Peluso	Director	July 21, 2022

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director	July 21, 2022